UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2008

ALLIS-CHALMERS ENERGY INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-02199	39-0126090
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5075 Westheimer Suite 890 Houston, Texas	77056
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 369-0550

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2008, Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”) entered into a new employment agreement (the “Agreement”) with Mark Patterson, Senior Vice President—Rental Services of the Company, effective January 1, 2008. The term of the Agreement is for three years. Pursuant to the Agreement, Mr. Patterson is entitled to an annual base salary of $225,000, which base salary may be increased to $250,000 within 90 days of the date of execution of the Agreement at the discretion of the Chief Executive Officer of the Company. Mr. Patterson will also be eligible for an annual incentive bonus up to a maximum of 100% of his base salary upon achieving certain performance goals as determined by the Chief Executive Officer and Compensation Committee of the Company. In addition, Mr. Patterson received a $60,000 sign on bonus. Under the Agreement, Mr. Patterson will also receive a $1,000 monthly car allowance.

If Mr. Patterson’s employment is terminated without Cause (as defined in the Agreement) or if he resigns within a six month period of being Constructively Terminated (as defined in the Agreement), he will receive (i) severance payments for the lesser of one year following termination of his employment or the remaining term of the Agreement at his then current salary, (ii) compensation for accrued, unused vacation as of the date of termination and (iii) any further compensation that may be provided by the terms of any benefit plans in which he participates and the terms of any outstanding equity grants.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement between Company and Mark Patterson, effective January 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIS-CHALMERS ENERGY INC.
Date: February 25, 2008	By: /s/ Theodore F. Pond III
Name: Theodore F. Pound III Title: General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between Company and Mark Patterson, effective January 1, 2008.